Exhibit 4.1

CONFORMED COPY

Published Deal CUSIP Number: 760760AQ1

Published Delayed Draw Term Loan CUSIP Number: 760760AR9

TERM LOAN CREDIT AGREEMENT

Dated as of April 29, 2022

among

REPUBLIC SERVICES, INC.,

as the Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent,

The Other Lenders Party Hereto

BNP PARIBAS, PNC BANK, NATIONAL ASSOCIATION, SUMITOMO MITSUI BANKING CORPORATION, THE BANK OF NOVA SCOTIA, TRUIST BANK, U.S. BANK NATIONAL ASSOCIATION

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents

BofA SECURITIES, INC.,

as Sole Lead Arranger and Sole Bookrunner

i

5.11 Financial Condition	44
5.12 Environmental Matters	44
5.13 Regulated Entities	45
5.14 No Burdensome Restrictions	45
5.15 Copyrights, Patents, Trademarks and Licenses, Etc	45
5.16 Subsidiaries	45
5.17 Insurance	45
5.18 Solvency	45
5.19 Full Disclosure	45
5.20 OFAC	45
5.21 Anti-Corruption Laws	46
5.22 Affected Financial Institutions; Beneficial Ownership Certification; Covered Entity	46

ARTICLE VI. AFFIRMATIVE COVENANTS	46

6.01 Financial Statements	46
6.02 Certificates; Other Information	46
6.03 Notices	48
6.04 Preservation of Corporate Existence, Etc	49
6.05 Maintenance of Property	49
6.06 Insurance	49
6.07 Tax Obligations	49
6.08 Compliance with Laws; Contractual Obligations	49
6.09 Compliance with ERISA	50
6.10 Inspection of Property and Books and Records	50
6.11 Environmental Laws	50
6.12 Use of Proceeds	50
6.13 Anti-Corruption Laws	51

ARTICLE VII. NEGATIVE COVENANTS	51

7.01 Financial Condition Covenant	51
7.02 Limitation on Liens	51
7.03 Disposition of Assets	52
7.04 Consolidations and Mergers	53
7.05 Loans and Investments	53
7.06 Limitation on Subsidiary Indebtedness	54
7.07 Transactions with Affiliates	54
7.08 Use of Proceeds	54
7.09 Restricted Payments	55
7.10 ERISA	55
7.11 Change in Business	55
7.12 Burdensome Agreements	55
7.13 Sanctions	56
7.14 Anti-Corruption Laws	56

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES	56

8.01 Event of Default	56
8.02 Remedies	58
8.03 Rights Not Exclusive	58
8.04 Application of Receipts	58

ARTICLE IX. ADMINISTRATIVE AGENT	59

9.01 Appointment and Authority	59
9.02 Rights as a Lender	59
9.03 Exculpatory Provisions	59
9.04 Reliance by Administrative Agent	60
9.05 Delegation of Duties	60
9.06 Resignation of Administrative Agent	60
9.07 Non-Reliance on Administrative Agent and Other Lenders	61
9.08 No Other Duties, Etc	61
9.09 Administrative Agent May File Proofs of Claim	62
9.10 Certain ERISA Matters	62
9.11 Recovery of Erroneous Payments	63

ARTICLE X. MISCELLANEOUS	63

10.01 Amendments, Etc	63
10.02 Notices; Effectiveness; Electronic Communication	65
10.03 No Waiver; Cumulative Remedies	67
10.04 Expenses; Indemnity; Damage Waiver	67
10.05 Payments Set Aside	69
10.06 Successors and Assigns	69
10.07 Treatment of Certain Information; Confidentiality	72
10.08 Right of Setoff	73
10.09 Interest Rate Limitation	74
10.10 Counterparts; Integration; Effectiveness	74
10.11 Survival of Representations and Warranties	74
10.12 Severability	74
10.13 Replacement of Lenders; Termination of Commitments	75
10.14 Governing Law; Jurisdiction; Etc	76
10.15 Waiver of Jury Trial	76
10.16 No Advisory or Fiduciary Responsibility	77
10.17 Electronic Execution; Electronic Records; Counterparts	77
10.18 USA PATRIOT Act Notice	78
10.19 Acknowledgement and Consent to Bail-In of Affected Financial Institutions	78
10.20 Acknowledgement Regarding Any Supported QFCs	79
10.21 ENTIRE AGREEMENT	80

SCHEDULES

1.01(a)	Allied Unrestricted Subsidiaries
1.01(b)	Excluded Subsidiaries
1.01(c)	Disqualified Lenders
2.01	Commitments and Applicable Percentages
5.07	ERISA Matters
5.12	Environmental Matters
5.16	Material Subsidiaries
7.02	Existing Liens
7.06	Existing Subsidiary Indebtedness
7.12	Existing Burdensome Agreements
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Loan Notice
B	Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Administrative Questionnaire
E	U.S. Tax Compliance Certificates
F	Notice of Loan Prepayment

TERM LOAN CREDIT AGREEMENT

This TERM LOAN CREDIT AGREEMENT (this “Agreement”) is entered into as of April 29, 2022, among REPUBLIC SERVICES, INC., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent.

The Borrower has requested that the Lenders provide a delayed draw term loan facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Plan” means any Plan which was originally established and maintained by a Person other than the Borrower or an ERISA Affiliate and which became, or hereafter becomes, a Plan as a result of an Acquisition by the Borrower or any Subsidiary.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Borrower or the Subsidiary is the surviving entity.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Term Loan Credit Agreement.

“Allied Unrestricted Subsidiary” means each Subsidiary of Allied Waste Industries, LLC, a Delaware limited liability company, set forth on Schedule 1.01(a).

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower and its Affiliates from time to time concerning or relating to bribery, money laundering or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010, as each may be amended from time to time.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the term loan facility hereunder represented by (a) on or prior to the funding of its Loan hereunder, such Lender’s Commitment at such time, and (b) thereafter, the principal amount of such Lender’s Loan at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Pricing Level for the applicable Debt Rating as set forth below:

Pricing Level	Debt Rating S&P/Moody’s	DDTL Ticking Fee	Applicable Margin for Term SOFR Loans	Applicable Margin for Base Rate Loans
1	≥ A/A2	0.065%	0.600%	0.000%
2	A-/A3	0.080%	0.700%	0.000%
3	BBB+/Baa1	0.090%	0.800%	0.000%
4	BBB/Baa2	0.110%	0.900%	0.000%
5	≤ BBB-/Baa3	0.150%	1.000%	0.000%

“Debt Rating” means, as of any date of determination, the debt rating of the Borrower’s non-credit-enhanced, senior unsecured long-term debt as determined by either of S&P or Moody’s (each a “Debt Rating”, and collectively, the “Debt Ratings”).

For purposes of each of the rates set forth in the table above such rates shall be the applicable rate per annum determined as of the day of receipt by the Administrative Agent from the Borrower of evidence satisfactory to the Administrative Agent of the then-applicable Debt Rating. The applicable Debt Rating for determining the Pricing Level shall be the highest Debt Rating of the Borrower; provided, that (i) if the two Debt Ratings differ by more than one level, the Pricing Level applicable to the level that is one level lower than the higher Debt Rating shall apply, (ii) if the Borrower has only one Debt Rating, the Pricing Level applicable to the level of that Debt Rating shall apply, and (iii) if the Borrower does not have any Debt Rating, Pricing Level 5 shall apply. Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(a)(vi). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of delivery by the Borrower to the Administrative Agent of notice thereof pursuant to Section 6.03 (or, if earlier, on the date that the Administrative Agent becomes aware of such public announcement) and ending on the date immediately preceding the effective date of the next such change.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means BofA Securities, Inc. in its capacity as sole lead arranger and sole bookrunner.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, with respect to any Person, on any date, (a) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital or finance lease, and (b) in respect of any Securitization Transaction, the aggregate principal amount of obligations owed by such Person.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2021, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Effective Date to the Commitment Termination Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) Term SOFR plus 1.00% and (d) 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Browning-Ferris Indenture” means the Restated Indenture dated as of September 1, 1991, between Browning-Ferris Industries, LLC (f/k/a Browning-Ferris Industries, Inc.), a Delaware limited liability company, and The Bank of New York Mellon Trust Company, N.A., as successor trustee to JPMorgan Chase Bank, N.A. (formerly Chase Bank of Texas, N.A.) as successor trustee to First City, Texas-Houston, N.A., including all amendments thereto, all supplements thereto and any amendments and restatements or refinancings thereof.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease or finance lease on the balance sheet of such Person.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which:

(a)    (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than any Gates Entity (as hereinafter defined) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than 25% of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower (“Voting Securities”) on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) or (ii) any one or more of Cascade Investment, L.L.C. (“Cascade”), the Bill & Melinda Gates Foundation Trust (the “Trust”), any entity directly or indirectly owned or controlled by Cascade or the Trust, or any Person directly or indirectly controlling Cascade, the Trust or any such entity, or any trustee of any of the foregoing (collectively, the “Gates Entities”) becomes the “beneficial owner”, directly or indirectly, of Voting Securities of the Borrower sufficient to cause the aggregate “beneficial ownership” of Voting Securities of the Borrower by all of the Gates Entities to exceed 49% of the Voting Securities of the Borrower on a fully-diluted basis (and taking into account all such securities that the Gates Entities have the right to acquire pursuant to any option right); or

(b)    during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, as to each Lender, its obligation to make a single Loan to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Termination Date” means the earliest to occur of (a) October 29, 2022, (b) the Funding Date, (c) the date of termination of the Aggregate Commitments pursuant to Section 2.04, and (d) the date of termination of the commitment of each Lender to make Loans pursuant to Section 8.02.

“Communication” means this Agreement, any Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Computation Period” means any period of four consecutive fiscal quarters ending on the last day of a fiscal quarter.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, with respect to the Borrower and its Subsidiaries for any Computation Period, the sum of, without duplication, (a) Consolidated Net Income during such Computation Period, plus (b) the following, in each case to the extent deducted in computing Consolidated Net Income during such Computation Period: (i) Consolidated Interest Expense; (ii) taxes on income; (iii) depreciation, amortization and depletion; (iv) accretion; (v) loss on extinguishment of Indebtedness, (vi) non-cash charges incurred with respect to Borrower’s withdrawal liabilities disclosed on Schedule 5.07 and (vii) non-cash write-downs or write-offs of assets, including non-cash losses on the sale of assets outside the ordinary course of business; provided that, to the extent that any Acquisition has been consummated during a Computation Period, Consolidated EBITDA shall be computed on a pro forma basis in accordance with Article 11 of Regulation S-X of the SEC or in a manner otherwise approved by the Administrative Agent for the purposes of determining the Total Debt to EBITDA Ratio; provided, further, that in any Computation Period in which pro forma adjustments are made in accordance with the foregoing proviso, the Borrower’s Chief Financial Officer (or other approved Responsible Officer) will, at the time that it submits each applicable Compliance Certificate, include documentation (including calculations) in form and detail satisfactory to the Administrative Agent as to the historical operating results and adjustments included in such Computation Period.

“Consolidated Interest Expense” means, with respect to any Computation Period, the gross interest expense of the Borrower and its Subsidiaries, including, (i) the amortization of debt discounts, (ii) the amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any liabilities incurred in connection with Capital Leases allocable to interest expense and (iv) consolidated yield or discount accrued on the aggregate outstanding investment or claim held by purchasers, assignees or other transferees of (or of interests in) receivables of the Borrower and its Subsidiaries in connection with any Securitization Transaction (regardless of the accounting treatment of such Securitization Transaction).

“Consolidated Net Income” means, for any Computation Period, the gross revenues from operations of the Borrower and its Subsidiaries, less all operating and non-operating expenses of the Borrower and its Subsidiaries, including taxes on income but excluding all non-cash, non-recurring charges and all extraordinary gains or losses.

“Consolidated Tangible Assets” means the consolidated total assets of the Borrower and its Subsidiaries but excluding goodwill, franchises, licenses, patents, trademarks, trade names, copyrights and any other intangible assets.

“Contingent Obligation” means, as to any Person, any direct or indirect liability of such Person, whether or not contingent, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of such Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each a “Guaranty Obligation”); (b) with respect to any Surety Instrument issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings or payments; or (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered. The amount of any Contingent Obligation shall (a) in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made (subject to any limitation set forth in such guaranty) or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and (b) in the case of other Contingent Obligations, be equal to the maximum reasonably anticipated liability in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” has the meaning specified in Section 10.20(b).

“Credit Party” has the meaning specified in Section 9.11.

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Debt Rating” has the meaning specified in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Term SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within three Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each Lender promptly following such determination.

“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory itself is the subject of any Sanction.

“Disqualified Lender” means each Person described on Schedule 1.01(c).

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States (for the avoidance of doubt, excluding Puerto Rico).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Electronic Copy” has the meaning specified in Section 10.17.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Claims” means all written claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in)

such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a substantial cessation of operations which are treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Pension Plan under Section 4041(c) of ERISA, the termination of a Multiemployer Plan under 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate or (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA.

“ESG” has the meaning specified in Section 2.13(a).

“ESG Amendment” has the meaning specified in Section 2.13(a).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Subsidiary” means each Subsidiary set forth on Schedule 1.01(b) and each other Subsidiary that is approved from time to time as an Excluded Subsidiary by the Administrative Agent.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i)

such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing 2021 Credit Agreement” means that certain Credit Agreement dated as of August 17, 2021, among the Borrower, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent thereunder, as amended.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means that certain letter agreement, dated April 13, 2022, among the Borrower, the Administrative Agent and BofA Securities, Inc.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Date” means the date upon which all of the conditions to borrowing set forth in Section 4.02 are satisfied and the Loan is funded.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality,

regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranty Obligation” has the meaning specified in the definition of Contingent Obligation.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, for any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations issued, undertaken or assumed by such Person as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all reimbursement or payment obligations of such Person with respect to Surety Instruments; (d) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments; (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations of such Person with respect to Capital Leases; (g) Attributable Indebtedness; (h) all indebtedness of the types referred to in clauses (a) through (g) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, provided that the amount of any such Indebtedness shall be deemed to be the lesser of the face principal amount thereof and the fair market value of the property subject to such Lien; and (i) all Guaranty Obligations of such Person in respect of Indebtedness of the types described above; provided that Indebtedness shall not include obligations arising out of the endorsement of instruments for deposit or collection in the ordinary course of business. For all purposes of this Agreement, the Indebtedness of any Person shall include all Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer (other than any such Indebtedness which is expressly non-recourse to such Person).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case undertaken under any U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the first Business Day after the end of each March, June, September and December and the Maturity Date.

“Interest Period” means as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Loan Notice (in the case of each requested Interest Period, subject to availability); provided that:

(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)    any Interest Period pertaining to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)    no Interest Period shall extend beyond the Maturity Date.

“Investment” has the meaning specified in Section 7.05.

“IRS” means the United States Internal Revenue Service.

“KPI’s” has the meaning specified in Section 2.13(a).

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial determinations, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all administrative orders, licenses and authorizations of any Governmental Authority applicable to Borrower and permits of, and agreements with, any Governmental Authority, applicable to Borrower, any Lender or the Administrative Agent.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires, each reference to a Lender shall include its applicable Lending Office.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or other preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, and any financing lease having substantially the same economic effect as any of the foregoing, but not including the interest of a lessor under an operating lease).

“Loan” has the meaning specified in Section 2.01.

“Loan Notice” means a notice of (a) the Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Term SOFR Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Document” means each of this Agreement, each Note and the Fee Letter; and “Loan Documents” means two or more of the foregoing.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect upon, the operations, business, properties, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

“Material Financial Obligation” means Indebtedness, Attributable Indebtedness, Contingent Obligations and obligations under Swap Contracts of the Borrower or any Subsidiary, and obligations of the Borrower or any Subsidiary in respect of any Securitization Transaction, in an aggregate amount (or, in the case of a Swap Contract, having a Swap Termination Value), for all such Indebtedness, Attributable Indebtedness, Contingent Obligations, obligations under Swap Contracts and obligations in respect of Securitization Transactions, but without duplication, equal to $200,000,000 or more, including, without limitation, Indebtedness under the Existing 2021 Credit Agreement.

“Material Subsidiary” means, as of any date of determination, each direct or indirect Domestic Subsidiary (other than an Excluded Subsidiary) that (a) has total assets (including Equity Interests in other Subsidiaries) equal to or greater than 5% of consolidated total assets of the Borrower and its Subsidiaries (calculated as of the end of the most recent fiscal period for which financial statements are available), or has revenues equal to or greater than 5% of the consolidated total revenues of the Borrower and its Subsidiaries (calculated for the most recent four-fiscal quarter period for which financial statements are available), (b) is designated by the Borrower as a Material Subsidiary, or (c) guarantees any Senior Note Indebtedness or the Existing 2021 Credit Agreement.

“Maturity Date” means the earlier of (a) October 29, 2025 and (b) the date that is three (3) years after the Funding Date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, with respect to which the Borrower or any ERISA Affiliate (i) may have any liability or (ii) has made or been obligated to contribute to during the preceding five plan years.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan which shall be substantially in the form of Exhibit F or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of the Borrower arising under any Loan Document or otherwise with respect to any Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA), subject to Title IV of ERISA, other than a Multiemployer Plan, with respect to which the Borrower or any ERISA Affiliate may have any liability.

“Permitted Liens” has the meaning specified in Section 7.02.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA), other than a Multiemployer Plan, with respect to which the Borrower or any ERISA Affiliate may have any liability, and includes any Pension Plan.

“Plan Acquisition Date” means, with respect to any Acquired Plan, the first date on which the Borrower or any ERISA Affiliate may have any liability with respect to such Acquired Plan.

“Platform” has the meaning specified in Section 6.02.

“Priority Indebtedness” means, at any time, the sum (determined on a consolidated basis without duplication) of (i) the aggregate outstanding amount of Indebtedness of the Borrower and its Subsidiaries secured by Liens permitted under clause (j) of Section 7.02 of this Agreement plus (ii) the aggregate Investment or claim held at such time by all purchasers, assignees or other transferees of (or interests in) receivables and other rights to payment in all Securitization Transactions plus (iii) the aggregate outstanding amount of Indebtedness of the Borrower’s Subsidiaries at such time permitted under clause (d) of Section 7.06.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed in the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Republic Indentures” means (i) that certain Indenture dated as of September 8, 2009 between the Borrower and The Bank of New York Mellon Trust Company, N.A., as Trustee, (ii) that certain Indenture dated as of November 25, 2009 between the Borrower and U.S. Bank National Association, as Trustee, and (iii) that certain Indenture dated as of May 21, 2012 between the Borrower and Wells Fargo Bank, National Association, as Trustee, including, in each case, all amendments thereto, supplements thereto and any amendments and restatements or refinancings thereof.

“Republic Insurance Entity” means Bom Ambiente Insurance Company, a Cayman Islands exempted company, Republic Services Risk Management, Inc., a Delaware corporation, RSG Cayman Group, Inc., a Delaware corporation, Saguaro National Captive Insurance Company, an Arizona corporation, Global Indemnity Assurance Company, a Vermont insurance company, and each other Subsidiary formed in connection with any captive insurance program that is approved from time to time as a Republic Insurance Entity by the Administrative Agent.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make a Loan hereunder has expired or been terminated pursuant to Section 8.02 or otherwise, Lenders holding in the aggregate more than 50% of the outstanding amount of the Loans; provided that the portion of the outstanding Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Rescindable Amount” has the meaning specified in Section 2.10(b)(ii).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, the president, any senior vice president or any vice president of the Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to financial matters, the chief financial officer, the vice president-finance, vice president - treasury, the treasurer or any assistant treasurer of the Borrower, or any other officer having substantially the same authority and responsibility; and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent; or, with respect to corporate offices and authority, the secretary or assistant secretary of the Borrower or any other officer having the same authority and responsibility. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Cash” means that amount of cash of the Borrower and its Subsidiaries held by or pledged to trustees for industrial revenue bonds and tax-exempt financings that is included on the balance sheet of the Borrower, at any date of determination, in the line item “Restricted Cash.”

“Restricted Payment” means, as to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof).

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sarbanes Oxley” means the Sarbanes Oxley Act of 2002.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(c).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board.

“Securitization Subsidiary” means any special purpose, bankruptcy remote Subsidiary of the Borrower that purchases accounts receivable, lease receivables or other payment obligations generated by the Borrower or any of its Subsidiaries in connection with any Securitization Transaction.

“Securitization Transaction” means any sale, assignment or other transfer by the Borrower or any Subsidiary of accounts receivable, lease receivables or other payment obligations owing to the Borrower or any Subsidiary or any interest in any of the foregoing, together in each case with any collections and other proceeds thereof, any collection or deposit accounts related thereto, and any collateral, guaranties or other property or claims in favor of the Borrower or such Subsidiary supporting, securing or otherwise relating to any such receivables or other payment obligations.

“Senior Note Indebtedness” means any Indebtedness outstanding under any of the Senior Note Indentures.

“Senior Note Indentures” means, collectively, the Republic Indentures, the Browning-Ferris Indenture and any additional Indentures pursuant to which the Borrower or its Subsidiaries from time to time issue any senior notes in accordance with the provisions of this Agreement.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” with respect to Daily Simple SOFR means 0.10% (10.0 basis points); and with respect to Term SOFR means 0.10% (10.0 basis points) for an Interest Period with a duration of one-month, three months or six months.

“Solvent” means, when used with respect to any Person, that at the time of determination:

(a)    the fair value of its assets (both at fair valuation and at present fair saleable value on an orderly basis) is in excess of the total amount of its liabilities, including Contingent Obligations; and

(b)    it is then able and expects to be able to pay its debts as they mature; and

(c)    it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Successor Rate” has the meaning specified in Section 3.03(b).

“Surety Instruments” means all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

“Sustainability Coordinator” means one or more Lenders selected by the Borrower (to the extent such Lender has agreed in writing to act in such capacity), in its capacity as sustainability coordinator hereunder.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means:

(a)    for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and

(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;

provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Total Debt” means, at any time, the sum (determined on a consolidated basis and without duplication) of all Indebtedness of the Borrower and its Subsidiaries, excluding contingent obligations with respect to Surety Instruments (other than any letter of credit issued for the account of the Borrower or any Subsidiary to support Indebtedness of a Person other than the Borrower or any Subsidiary).

“Total Debt to EBITDA Ratio” means in respect of any Computation Period the ratio of (a) Total Debt minus Restricted Cash minus any outstanding tax-exempt bonds that are included in Total Debt and that are held by the Borrower or a Subsidiary as an Investment included on the balance sheet of the Borrower or a Subsidiary pending the remarketing or repayment thereof, in each case as at the end of such Computation Period, to (b) Consolidated EBITDA for such Computation Period.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Term SOFR Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Wholly-Owned Subsidiary” means any Subsidiary in which (other than directors’ qualifying shares required by law) 100% of the capital stock, membership interests or other Equity Interests of each class having ordinary voting power, and 100% of the capital stock, membership interests or other Equity Interests of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Borrower, or by one or more of the other Wholly-Owned Subsidiaries, or both.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)    Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03    Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein and without giving effect to any change in GAAP which would require the Borrower to “mark-for-market” its obligations under Swap Contracts (unless (i) the Borrower and the Required Lenders agree to give effect to such changes or (ii) the Borrower has recognized a gain or loss as a result of such Swap Contract). Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited financial statements of the Borrower for the fiscal year ended December 31, 2017 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above. For the avoidance of doubt, GAAP shall take into effect any changes resulting from the adoption of FASB ASU 2018-15 (Intangibles – Goodwill and Other – Internal Use Software; Subtopic 350-40).

(c)    Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06    Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

ARTICLE II.

THE COMMITMENTS AND BORROWING

2.01    Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single loan in Dollars (each such loan, a “Loan”) to the Borrower on any Business Day during the Availability Period, in an aggregate amount not to exceed such Lender’s Commitment. The Borrowing shall consist of Loans made simultaneously by the Lenders in accordance with their respective Applicable Percentage. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein.

2.02    Borrowings, Conversions and Continuations of Loans.

(a)    Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 2:00 p.m. (i) two Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of or conversion to Base Rate Loans. Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Term SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the

Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)    Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 4:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)    Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Term SOFR Loans without the consent of the Required Lenders.

(d)    The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)    After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, unless the Administrative Agent otherwise consents, there shall not be more than ten Interest Periods in effect with respect to Loans.

(f)    Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

(g)    With respect to SOFR or Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

2.03    Prepayments. The Borrower may, upon notice to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 2:00 p.m. (A) two Business Days prior to any date of prepayment of Term SOFR Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Term SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term SOFR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.12, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

2.04    Termination or Reduction of Commitments.

(a)    Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 2:00 p.m. three Business Days prior to the date of termination or reduction (except that if the effectiveness of a new credit facility for the Borrower is conditioned on the termination of this Agreement, any notice terminating the Aggregate Commitments may be received on the date of termination), and (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

(b)    Mandatory. The Aggregate Commitments shall be automatically and permanently terminated on the Commitment Termination Date.

2.05    Repayment of Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

2.06    Interest.

(a)    Subject to the provisions of subsection (b) below, (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Term SOFR for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)    (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)    If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)    Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07    Fees.

(a)    DDTL Ticking Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a fee in Dollars (“DDTL Ticking Fee”) equal to the Applicable Rate times the actual daily amount of the Aggregate Commitments. The DDTL Ticking Fee shall accrue at all times during the Availability Period, and shall be due and payable quarterly in arrears on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the Effective Date, and on the Commitment Termination Date. The DDTL Ticking Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)    Other Fees.

(i)    The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)    The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.08    Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09    Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.10    Payments Generally; Administrative Agent’s Clawback.

(a)    General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 3:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)    (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 3:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from the date such amount is made available to the Borrower to the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to the applicable Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Loan set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).

(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the

Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)    if any such participations or sub-participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or sub-participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)    the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.12    Defaulting Lenders.

(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)    Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that

Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.13    Sustainability Adjustments.

(a)    ESG Amendment. After the Effective Date, the Borrower, in consultation with the Sustainability Coordinator, shall be entitled to establish specified Key Performance Indicators (“KPI’s”) with respect to certain Environmental, Social and Governance (“ESG”) targets of the Borrower and its Subsidiaries. The Sustainability Coordinator, the Borrower and the Administrative Agent may amend this Agreement (such amendment, the “ESG Amendment”) solely for the purpose of incorporating the KPI’s and other related provisions (the “ESG Pricing Provisions”) into this Agreement, and any such amendment (including provisions with respect to the reporting and validation of the measurement of the proposed KPI’s) shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent (who shall promptly notify the Borrower) written notice that such Required Lenders object to such ESG Amendment. In the event that Required Lenders deliver a written notice objecting to any such ESG Amendment, an alternative ESG Amendment may be effectuated with the consent of the Required Lenders, the Borrower and the Sustainability Coordinator. Upon effectiveness of any such ESG Amendment, based on the Borrower’s performance against the KPI’s, certain adjustments (increase, decrease or no adjustment) to the otherwise applicable Applicable Rate for Base Rate Loans and Applicable Rate for Term SOFR Loans will be made; provided that the amount of such adjustments shall not exceed a 0.050% increase and/or decrease in the otherwise applicable Applicable Rate for Term SOFR Loans and the Applicable Rate for Base Rate Loans, and the adjustments to the Applicable Rate for Base Rate Loans shall be the same amount, in basis points, as the adjustments to the Applicable Rate for Term SOFR Loans; provided that in no event shall the Applicable Rate for Base Rate Loans be less than zero. The pricing adjustments pursuant to the KPI’s will require, among other things, reporting and validation of the measurement of the KPI’s in a manner that is aligned with the Sustainability Linked Loan Principles1 (as in effect from time to time) and is to be agreed between the Borrower and the Sustainability Coordinator (each acting reasonably). Following the effectiveness of the ESG Amendment, any modification to the ESG Pricing Provisions shall be subject only to the consent of the Borrower and the Required Lenders if such modification does not have the effect of reducing the Applicable Rate for Base Rate Loans or Applicable Rate for Term SOFR Loans to a level not otherwise permitted by this paragraph (it being understood that any such modification having the effect of reducing the Applicable

1 The Sustainability Linked Loan Principles were published in May 2021 by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications & Trading Association.

Rate for Base Rate Loans or Applicable Rate for Term SOFR Loans to a level not otherwise permitted by this paragraph would require approval by all affected Lenders in accordance with Section 10.01).

(b)    Sustainability Coordinator. The Sustainability Coordinator will (i) assist the Borrower in determining the ESG Pricing Provisions in connection with the ESG Amendment and (ii) assist the Borrower in preparing informational materials focused on ESG to be used in connection with the ESG Amendment.

(c)    Conflicting Provisions. This Section shall supersede any provisions in Section 10.01 to the contrary.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01    Taxes.

(a)    (i)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or the Borrower, then the Administrative Agent or the Borrower shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)    If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)    If the Borrower or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) the Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)    Tax Indemnifications.

(i)    The Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Borrower shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 30 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii)    Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 30 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) the Administrative Agent and the Borrower, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Borrower, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or the Borrower shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)    Status of Lenders; Tax Documentation.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BENE (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BENE (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)    executed copies of IRS Form W-8ECI;

(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BENE (or W-8BEN, as applicable); or

(IV)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS

Form W-8BENE (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loan to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loan and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

3.03    Inability to Determine Rates.

(a)    If in connection with any request for a Term SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.03(b), and the circumstances under clause (i) of Section 3.03(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.

(b)    Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)    adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)    CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).

If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate. Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0%, the Successor Rate will be deemed to be 0% for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

For purposes of this Section 3.03, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of Required Lenders.

3.04    Increased Costs.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender any other condition, cost or expense affecting this Agreement or Term SOFR Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements or liquidity has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section, together with a brief explanation for the increased costs and the basis for the calculation thereof, and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 60 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 60-day period referred to above shall be extended to include the period of retroactive effect thereof).

3.05    Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender (except,

in the case of Section 3.05(c), any Defaulting Lender) for and hold such Lender (except, in the case of Section 3.05(c), any Defaulting Lender) harmless from any loss, cost or expense incurred by it as a result of:

(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)    any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.06    Mitigation Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office. Each Lender may make its Loans to Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of Borrower to repay the Loan in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount pursuant to Section 3.01 to the Administrative Agent, any Lender or any Governmental Authority for the account of any Lender, or if the Borrower receives a notice from a Lender pursuant to Section 3.02, the Borrower may replace such Lender in accordance with Section 10.13.

3.07    Survival. All obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV.

CONDITIONS PRECEDENT TO EFFECTIVE DATE

4.01    Conditions of Effectiveness. The effectiveness of this Agreement is subject to satisfaction of the following conditions precedent:

(a)    The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)    executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii)    a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party;

(iv)    such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower is duly organized or formed, and that the Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v)    a certificate of a Responsible Officer of the Borrower (A) stating that the representations and warranties contained in Article V are true and correct on and as of such date, as though made on and as of such date; (B) stating there is no action, suit, investigation or proceeding pending or threatened in writing in any court or before any arbitrator or Governmental Authority that purports (i) to materially and adversely affect the Borrower or its Subsidiaries, or (ii) to affect any transaction contemplated hereby or the ability of the Borrower to perform its obligations under this Agreement; and (C) either (i) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower and the validity against the Borrower of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (ii) stating that no such consents, licenses or approvals are so required;

(vi)    a certificate signed by a Responsible Officer of the Borrower certifying (A) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (B) the current Debt Ratings;

(vii)    such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require; and

(viii)    a favorable opinion of Quarles & Brady LLP, counsel to the Borrower, addressed to the Administrative Agent and each Lender in form and substance reasonably satisfactory to the Administrative Agent.

(b)    Any fees required to be paid on or before the Effective Date shall have been paid.

(c)    Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Effective Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d)    Upon the reasonable request of any Lender made at least ten days prior to the Effective Date, the Borrower shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five days prior to the Effective Date.

(e)    At least five days prior to the Effective Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall deliver a Beneficial Ownership Certification in relation to the Borrower.

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

4.02    Conditions to Borrowing. The obligation of each Lender to honor a request for Borrowing under a Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Term SOFR Loans) is subject to the following conditions precedent:

(a)    The representations and warranties of the Borrower contained in Article V and in each other Loan Document, or which are contained in any document furnished by the Borrower at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except, if a qualifier relating to materiality, Material Adverse Effect or a similar concept applies, such representation or warranty shall be required to be true and correct in all respects) on and as of the date of such Loan, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02(a), the representations and warranties contained in Section 5.11(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 6.01.

(b)    No Default shall exist or would result from such proposed Borrowing or from the application of the proceeds thereof.

(c)    The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

Each Loan Notice (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Term SOFR Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the Borrowing.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01    Corporate Existence and Power. The Borrower and each of its Material Subsidiaries:

(a)    is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

(b)    has the power and authority and all governmental licenses, authorizations, consents and approvals (i) to own its assets and to carry on its business and (ii) to execute, deliver and perform its obligations under the Loan Documents to which it is a party;

(c)    is duly qualified to do business in each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification; and

(d)    is in compliance with all Requirements of Law;

except, in each case referred to in subclause (b)(i), clause (c) or clause (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02    Corporate Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Loan Document to which it is a party have been duly authorized by all necessary corporate, company, partnership or other similar organizational action (as the case may be), and do not and will not:

(a)    contravene the terms of any of the Borrower’s Organization Documents;

(b)    conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation to which the Borrower or any of its Subsidiaries is a party, or any order, injunction, writ or decree of any Governmental Authority to which the Borrower or any of its Subsidiaries or any of its or their property is subject; or

(c)    violate any Requirement of Law.

5.03    Governmental Authorization. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority (other than any of the foregoing which has been obtained or made and is in full force and effect) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document.

5.04    Binding Effect. This Agreement and each other Loan Document constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

5.05    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the best knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, against the Borrower or any Subsidiary or any of their respective properties (a) which purport to affect or pertain to this Agreement or any other Loan Document or (b) as to which there exists a reasonable likelihood of an adverse determination, which determination would reasonably be expected to have a material adverse effect on the ability of the Borrower to pay and perform the Obligations. No injunction, writ, temporary restraining order or other order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

5.06    No Default. No Default exists or would result from the incurring of any Obligations by the Borrower. As of the Effective Date, neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect.

5.07    ERISA Compliance. Except as specifically disclosed in Schedule 5.07:

(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law (or, in the case of an Acquired Plan, can be brought into such compliance without any material fine, penalty or other liability). Except for Acquired Plans with respect to which the failure to have received a qualification letter would not result in any material fine, penalty or other liability, each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS (or will be submitted for a determination letter within the applicable remedial amendment period), and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification. Except as could not reasonably be expected to result in liability to the Borrower or any ERISA Affiliate in excess of $100,000,000, the Borrower and each ERISA Affiliate has made all required contributions to any Plan or Multiemployer Plan subject to Section 412 of the Code (except for contributions to Acquired Plans not made prior to the respective Plan Acquisition Dates and which do not in the aggregate exceed $1,000,000 for any Acquired Plan) and have not submitted any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan or Multiemployer Plan.

(b)    There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)    (i) No ERISA Event has occurred or is reasonably expected to occur which has resulted or could reasonably be expected to result in liability under Title IV of ERISA to the Borrower or any ERISA Affiliate in an aggregate amount in excess of $100,000,000; (ii) no contribution failure has occurred with respect to a Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA securing liability in excess of $100,000,000; (iii) no Pension Plan has any Unfunded Pension Liability, which has resulted or could reasonably be expected to result in a Material Adverse Effect; (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan, which has resulted or could reasonably be expected to result in a Material Adverse Effect; (v) to the best knowledge of the Borrower, neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under

Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan in an aggregate amount in excess of $100,000,000; and (vi) neither the Borrower nor any ERISA Affiliate has engaged in a transaction, which could reasonably be expect to result in liability to the Borrower or such ERISA Affiliate in excess of $100,000,000 pursuant to Section 4069 or 4212(c) of ERISA.

(d)    As of the Effective Date, the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments.

5.08    Use of Proceeds; Margin Regulations. The proceeds of the Loans will be used solely for the purposes set forth in and permitted by Section 6.12 and Section 7.08. Neither the Borrower nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

5.09    Title to Properties. The Borrower and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in or rights to operate, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Effective Date, the property of the Borrower and its Subsidiaries (other than any Allied Unrestricted Subsidiary, Securitization Subsidiary or any Republic Insurance Entity) is subject to no Liens, other than Permitted Liens.

5.10    Taxes. The Borrower and its Material Subsidiaries have filed all Federal and other material tax returns and reports required to be filed (including the timely filing of a request for an extension on any such applicable tax returns or reports), and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

5.11    Financial Condition.

(a)    The Audited Financial Statements:

(i)    were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein;

(ii)    fairly present the financial condition of the Borrower and its consolidated Subsidiaries as of the dates thereof and the results of operations for the periods covered thereby; and

(iii)    show all material indebtedness and other liabilities, absolute or contingent, of the Borrower and its consolidated Subsidiaries as of the dates thereof, including liabilities for taxes and material Contingent Obligations.

(b)    Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.12    Environmental Matters. The Borrower conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business,

operations and properties, and as a result thereof the Borrower has reasonably concluded that, except as specifically disclosed in Schedule 5.12, such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.13    Regulated Entities. None of the Borrower, any Person controlling the Borrower, or any Subsidiary is an “Investment Company” within the meaning of the Investment Company Act of 1940. The Borrower is not subject to any Federal or state statute or regulation limiting its ability to incur Indebtedness.

5.14    No Burdensome Restrictions. Neither the Borrower nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

5.15    Copyrights, Patents, Trademarks and Licenses, Etc. The Borrower or its Subsidiaries own or are licensed or otherwise have the right to use all of the material patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except to the extent failure to own, license or otherwise have the right to use any such item, or any such conflict, could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary, and which is material to the business or operations of the Borrower and its Subsidiaries, infringes upon any rights held by any other Person (excluding infringements which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect).

5.16    Subsidiaries. The Material Subsidiaries as of the Effective Date are identified in Schedule 5.16.

5.17    Insurance. The properties (except to the extent such property, individually or in the aggregate, is not material to the Borrower and its Subsidiaries) of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies (or are self-insured) in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or such Subsidiary operates.

5.18    Solvency. The Borrower and the Borrower and its Subsidiaries, taken as a whole, are Solvent after giving effect to the transactions contemplated by the Loan Documents.

5.19    Full Disclosure. The representations and warranties made by the Borrower and its Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and the written statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Borrower or any Subsidiary in connection with the Loan Documents, taken as a whole, do not contain any materially untrue statement of a material fact or omit any material fact necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading in any material respect as of the time when made or delivered.

5.20    OFAC. Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

5.21    Anti-Corruption Laws. The Borrower and its Subsidiaries have conducted their businesses in material compliance with Anti-Corruption Laws, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.22    Affected Financial Institutions; Beneficial Ownership Certification; Covered Entity. The Borrower is not an Affected Financial Institution. As of the Effective Date, the information included in the Beneficial Ownership Certificate is true and correct in all respects. The Borrower is not a Covered Entity.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

6.01    Financial Statements. The Borrower shall deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders, with sufficient copies for each Lender:

(a)    as soon as available, but not later than 120 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated financial statements to be accompanied by a report of Ernst & Young LLP or another nationally recognized Registered Public Accounting Firm (the “Independent Auditor”), which report shall be prepared in accordance with standards of the Public Company Accounting Oversight Board and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; provided that the reports delivered pursuant to this Section shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Borrower’s or any Subsidiary’s records; and

(b)    as soon as available, but not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending March 31, 2022), a copy of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, shareholders’ equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer of the Borrower as fairly presenting, in accordance with GAAP (subject to the absence of footnotes and to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Borrower and its Subsidiaries as of such date and for such period.

6.02    Certificates; Other Information. The Borrower shall furnish to the Administrative Agent, with sufficient copies for each Lender:

(a)    concurrently with the delivery of the financial statements referred to in subsections 6.01(a) and (b), a Compliance Certificate executed by a Responsible Officer of the Borrower;

(b)    promptly after their becoming available, copies of all financial statements and reports that the Borrower sends to its shareholders, and copies of all financial statements and regular, periodic or special reports (including Forms 10K, 10Q and 8K) that the Borrower or any Subsidiary makes to, or files with, the SEC;

(c)    promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary as the Administrative Agent, at the request of any Lender, may from time to time reasonably request; and

(d)    promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earlier of (i) the date on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; and (ii) the date on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

6.03    Notices. The Borrower shall promptly notify the Administrative Agent and each Lender:

(a)    of the occurrence of any Default known to the Borrower;

(b)    of any matter that has resulted or is reasonably expected to result in a Material Adverse Effect, including the following to the extent such matter has resulted or is reasonably expected to result in a Material Adverse Effect:

(i)    breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary;

(ii)    any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or

(iii)    the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)    of the occurrence of any of the following events known to the Borrower which affect the Borrower or any ERISA Affiliate, and deliver to the Administrative Agent and each Lender a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower or any ERISA Affiliate with respect to such event:

(i)    an ERISA Event;

(ii)    a contribution failure with respect to a Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA;

(iii)    a material increase in the Unfunded Pension Liability of any Pension Plan;

(iv)    the adoption of, or the commencement of contributions to, any Pension Plan or Multiemployer Plan by the Borrower or any ERISA Affiliate; or

(v)    the adoption of any amendment to a Pension Plan if such amendment results in a material increase in contributions or an Unfunded Pension Liability;

(d)    of any change in the information in a Beneficial Ownership Certification, if previously provided, that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification; and

(e)    of any material change that has occurred in the accounting policies or financial reporting practices by the Borrower and its consolidated Subsidiaries.

In addition, the Borrower shall, promptly upon the issuance thereof, notify the Administrative Agent of any announcement by Moody’s or S&P (i) of any change in any Debt Rating or (ii) that any Debt Rating will be put on a “negative outlook” or “negative credit watch.”

Each notice under this Section shall be accompanied by a written statement by a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein, and stating what action the Borrower or any affected Subsidiary proposes to take with respect thereto. Each notice under Section 6.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or any other Loan Document that have been breached.

6.04    Preservation of Corporate Existence, Etc. The Borrower shall, and shall cause each Material Subsidiary (other than any Allied Unrestricted Subsidiary, any Securitization Subsidiary or any Republic Insurance Entity) to (provided that nothing in this Section 6.04 shall prevent the voluntary liquidation, dissolution or winding up, not under any bankruptcy or insolvency law, of any Subsidiary so long as no Event of Default exists and no Default will result therefrom):

(a)    preserve and maintain in full force and effect its existence and good standing under the laws of its jurisdiction of organization (except in connection with transactions permitted by Section 7.04);

(b)    preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business (except in connection with transactions permitted by Section 7.04 and sales of assets permitted by Section 7.03);

(c)    use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill (except in connection with transactions permitted by Section 7.04); and

(d)    preserve or renew all of its registered patents, trademarks, trade names and service marks;

except, in the case of clauses (b), (c) and (d) above, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.05    Maintenance of Property. The Borrower shall, and shall cause each Subsidiary (other than any Allied Unrestricted Subsidiary, any Securitization Subsidiary or any Republic Insurance Entity) to, maintain and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.06    Insurance. The Borrower shall, and shall cause each Subsidiary (other than any Allied Unrestricted Subsidiary, any Securitization Subsidiary or any Republic Insurance Entity) to, maintain, with financially sound and reputable independent insurers (or pursuant to a self-insurance program), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

6.07    Tax Obligations. The Borrower shall, and shall cause each Subsidiary (other than any Allied Unrestricted Subsidiary, any Securitization Subsidiary or any Republic Insurance Entity) to, pay and discharge, as the same shall become due and payable all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.

6.08    Compliance with Laws; Contractual Obligations. The Borrower shall, and shall cause each Subsidiary (other than any Allied Unrestricted Subsidiary, any Securitization Subsidiary or any Republic Insurance Entity) to, comply with (i) any Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act) and

(ii) any Contractual Obligation (other than any Contractual Obligation pertaining to Indebtedness) to which it is bound, in both cases the non-compliance with which could reasonably be expected to have a Material Adverse Effect.

6.09    Compliance with ERISA. The Borrower shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code so as to avoid any Lien under Section 303(k) of ERISA or other liability to the Borrower or any ERISA Affiliate in excess of $100,000,000, it being understood that any non-compliance with clause (a), (b) or (c) with respect to an Acquired Plan existing on the Plan Acquisition Date for such Acquired Plan shall not constitute a violation of this Section 6.09 so long as (i) the Borrower is diligently proceeding to remedy such non-compliance and (ii) such non-compliance will not result in any material fine, penalty or other liability.

6.10    Inspection of Property and Books and Records. The Borrower shall, and shall cause each Subsidiary (other than any Allied Unrestricted Subsidiary, any Securitization Subsidiary or any Republic Insurance Entity) to, maintain proper books of record and account, in which full, true and correct entries (sufficient to permit the preparation of consolidated financial statements in conformity with GAAP) shall be made of all financial transactions and matters involving the assets and business of the Borrower and such Subsidiary. The Borrower shall permit, and shall cause each Subsidiary (other than any Allied Unrestricted Subsidiary, any Securitization Subsidiary or any Republic Insurance Entity) to permit, the Administrative Agent, any Lender or their respective representatives (in each case at such Person’s own expense unless an Event of Default exists), upon reasonable notice at any reasonable time during normal business hours and from time to time at the request of the Administrative Agent or the relevant Lender, to visit and inspect the properties of the Borrower or any Subsidiary (and, if (i) any Default exists and has been continuing for 15 days or (ii) any Event of Default exists, to make copies or abstracts of their respective corporate, financial and operating records), and to examine the properties and books and records of the Borrower and its Subsidiaries and to discuss the affairs, finances and accounts of the Borrower or any Subsidiary with the appropriate officers, employees or authorized agents of the Borrower or such Subsidiary.

6.11    Environmental Laws. The Borrower shall, and shall cause each Subsidiary (other than any Allied Unrestricted Subsidiary, any Securitization Subsidiary or any Republic Insurance Entity) to, conduct its operations and keep and maintain its property in material compliance with all material Environmental Laws. Without limiting the foregoing, the Borrower shall, and shall cause each Subsidiary (other than any Allied Unrestricted Subsidiary, any Securitization Subsidiary or any Republic Insurance Entity) to, (i) maintain all material operating permits required by applicable law for all landfills now owned or hereafter acquired; and (ii) dispose of hazardous waste only at licensed disposal facilities operating, to the best of the Borrower’s or the applicable Subsidiary’s knowledge after reasonable inquiry, in material compliance with all material Environmental Laws.

6.12    Use of Proceeds. The Borrower shall use the proceeds of the Loans for general corporate purposes (including the Acquisition of US Ecology, Inc. and any other Acquisitions permitted in accordance with this Agreement) not in contravention of any Requirement of Law or of any Loan Document (which includes, without limitation, the purchase by the Borrower or a Subsidiary of any tax-exempt bonds issued for the benefit of the Borrower or a Subsidiary); provided that the Borrower shall not use the proceeds of any Loan to acquire any Person if the board of directors (or equivalent governing body) of the Person to be acquired has not approved such Acquisition.

6.13    Anti-Corruption Laws. The Borrower shall conduct its businesses in compliance with Anti-Corruption Laws, and maintain policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws and applicable Sanctions.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

7.01    Financial Condition Covenant - Total Debt to EBITDA Ratio. The Borrower shall not permit the Total Debt to EBITDA Ratio as of the last day of any fiscal quarter to be greater than 3.75 to 1.00; provided that if one or more Acquisitions permitted hereunder involving aggregate consideration in excess of $200,000,000 occur during a fiscal quarter, the Borrower shall have the right to elect to increase the maximum permitted Total Debt to EBITDA Ratio required to be maintained by this Section 7.01 to 4.25 to 1.00 during the fiscal quarter in which such permitted Acquisition or permitted Acquisitions, as the case may be, is consummated (the “Trigger Quarter”) and each of the following three fiscal quarters following the Trigger Quarter (such period, the “Elevated Ratio Period”) so long as there is at least one fiscal quarter end after the end of each Elevated Ratio Period at which the Total Debt to EBITDA Ratio is less than or equal to 3.75 to 1.00; provided that there shall be no more than two Elevated Ratio Periods during the term of this Agreement. Such election shall be made by the delivery of a written notice by the Borrower to the Administrative Agent making reference to this Section 7.01 and notifying the Administrative Agent of the Borrower’s exercise of this right on or prior to the date of the actual or required delivery of a Compliance Certificate for the Trigger Quarter.

7.02    Limitation on Liens. The Borrower shall not, and shall not suffer or permit any Subsidiary (other than any Allied Unrestricted Subsidiary, any Securitization Subsidiary or any Republic Insurance Entity) to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)    any Lien set forth in Schedule 7.02, and any extension, renewal or replacement of any such Lien so long as (i) the aggregate principal amount of obligations secured by any renewal, extension or replacement Lien permitted by this clause (a) does not exceed the aggregate outstanding principal amount of the obligations secured by the Lien being replaced at the time of such renewal, extension or replacement (plus transaction costs, including premiums and fees, related thereto), and (ii) each replacement Lien is limited to substantially the same property that secured the Lien so replaced;

(b)    Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings diligently pursued and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(c)    statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law or created in the ordinary course of business and in existence less than 120 days from the date of creation thereof for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(d)    Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(e)    Liens on the property of the Borrower or any Subsidiary securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases and statutory obligations, (ii) surety bonds (excluding appeal bonds and other bonds posted in connection with court proceedings or judgments) and (iii) other non-delinquent obligations of a like nature in each case incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

(f)    Liens consisting of judgment or judicial attachment liens and liens securing contingent obligations on appeal bonds and other bonds posted in connection with court proceedings or judgments, provided that (i) in the case of judgment and judicial attachment liens, the enforcement of such Liens is effectively stayed and (ii) all such Liens in the aggregate at any time outstanding for the Borrower and its Subsidiaries do not exceed $200,000,000;

(g)    easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, individually or in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the businesses of the Borrower and its Subsidiaries;

(h)    Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution;

(i)    Liens on the rights of the Borrower or any Subsidiary in bonds issued in connection with revenue bond financings in favor of any issuer of a letter of credit used to provide security for the payment of such bonds; and

(j)    other Liens, in addition to those permitted by clauses (a) through (i), securing Indebtedness and other obligations, so long as the aggregate outstanding amount of Priority Indebtedness at any time does not exceed 15% of Consolidated Tangible Assets.

7.03    Disposition of Assets. The Borrower shall not, and shall not permit any Subsidiary (other than any Allied Unrestricted Subsidiary, Securitization Subsidiary or any Republic Insurance Entity) to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing (including any sale-leaseback), except:

(a)    dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;

(b)    the sale, assignment or other transfer of accounts receivable, lease receivables or other rights to payment or any interest in the foregoing pursuant to any Securitization Transaction, together in each case with any collections or proceeds thereof, any collection or deposit accounts related thereto, and any collateral, guaranties or property or claims in favor of the Borrower or such Subsidiary supporting, securing or otherwise relating to such receivables or other rights to payment;

(c)    dispositions of property by any Subsidiary to the Borrower or to a Wholly-Owned Subsidiary; provided that if the transferor of such property is not an Excluded Subsidiary, the transferee must either be the Borrower or a Subsidiary that is not an Excluded Subsidiary; and

(d)    other dispositions which are made for fair market value; provided that (i) at the time of any such disposition, no Event of Default shall exist or shall result from such disposition and (ii) the aggregate value of all assets so disposed of by the Borrower and its Subsidiaries during the term of this Agreement (calculated as of the date of any such disposition) shall not exceed 20% of Consolidated Tangible Assets as of the last day of the most recently ended fiscal quarter.

7.04    Consolidations and Mergers. The Borrower shall not, and shall not permit any Subsidiary (other than any Allied Unrestricted Subsidiary, any Securitization Subsidiary or any Republic Insurance Entity) to, merge, consolidate with, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any other Person (including, in each case, pursuant to a Division), except:

(a)    any Subsidiary may merge with the Borrower or with any one or more Subsidiaries; provided that (i) if any transaction shall be between the Borrower and a Subsidiary, the Borrower shall be the continuing or surviving Person, (ii) if any transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, a Wholly-Owned Subsidiary shall be the continuing or surviving Person; and (iii) if any transaction shall be between an Excluded Subsidiary and a Subsidiary that is not an Excluded Subsidiary, a Subsidiary that is not an Excluded Subsidiary shall be the continuing or surviving Person;

(b)    any Subsidiary (other than an Excluded Subsidiary) may sell or transfer all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or a Wholly-Owned Subsidiary, and any Excluded Subsidiary may transfer all or substantially all of its assets to the Borrower or a Subsidiary that is not an Excluded Subsidiary for nominal consideration or as a result of the voluntary dissolution or liquidation of such Excluded Subsidiary; and

(c)    any merger, consolidation or disposition in connection with a transaction permitted by Section 7.03 or an Acquisition permitted by Section 7.05.

7.05    Loans and Investments. (a) The Borrower shall not, and shall not permit any Subsidiary (other than any Allied Unrestricted Subsidiary, any Securitization Subsidiary or any Republic Insurance Entity) to, purchase or acquire any capital stock, Equity Interest or obligations or other securities of, or any interest in, any Person, or make any Acquisition, or make any advance, loan, extension of credit or capital contribution to or any other investment in any Person (including any Affiliate of the Borrower) (any of the foregoing an “Investment”), unless (x) such loan, advance, investment, acquisition or other purchase does not cause the Borrower to violate the financial covenant contained in Section 7.01, and (y) no Default exists or would result therefrom.

(b)    Notwithstanding the foregoing, the Borrower shall not, and shall not permit any Subsidiary (other than any Allied Unrestricted Subsidiary, any Securitization Subsidiary or any Republic Insurance Entity) to make any Investment in any Allied Unrestricted Subsidiary, any Securitization Subsidiary or any Republic Insurance Entity unless (i) such loan, advance, investment, acquisition or other purchase does not cause the Borrower to violate the financial covenant contained in Section 7.01, (ii) no Default exists or would result therefrom, and (iii) after giving effect thereto, the aggregate amount of all outstanding Investments pursuant to this clause (b) does not exceed 15% of Consolidated Tangible Assets. In determining the amount of any Investment outstanding at any particular time for the purpose of this Agreement: (i) the amount of any Investment represented by a Guaranty Obligation shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (ii) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (iii) there shall be deducted in respect of each Investment any amount received as a return of capital with respect to such Investment (but only by partial or full repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (iv) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (ii) may be deducted when paid; and (v) any decrease in the value thereof shall not be deducted therefrom.

7.06    Limitation on Subsidiary Indebtedness. The Borrower shall not permit any Subsidiary to create, incur, assume or suffer to exist any Indebtedness other than the following:

(a)    Indebtedness of the Borrower’s Subsidiaries listed on Schedule 7.06, any extension, renewal or refinancing of such Indebtedness and any additional bonds issued and Capital Leases entered into from time to time after the Effective Date; provided that (i) if such Indebtedness is an extension, renewal or refinancing of existing Indebtedness, the terms and conditions of any such extension, renewals or refinancings shall not increase the relative priority of such Indebtedness over the priority of the original Indebtedness, and (ii) in no event shall the aggregate outstanding principal amount of Indebtedness permitted by this Section 7.06(a) exceed the aggregate principal amount of the Indebtedness listed on Schedule 7.06 that is outstanding on the Effective Date (plus transaction costs, including premiums and fees, related thereto);

(b)    Indebtedness of (i) any Subsidiary (other than an Excluded Subsidiary) to the Borrower or any other Subsidiary (other than any Excluded Subsidiary), (ii) of any Excluded Subsidiary to any other Excluded Subsidiary, and (iii) to the extent permitted pursuant to Section 7.05(b), of any Excluded Subsidiary to the Borrower or any other Subsidiary;

(c)    in the case of any Allied Unrestricted Subsidiary, any Securitization Subsidiary or any Republic Insurance Entity, unsecured Indebtedness and Indebtedness secured directly or indirectly by the assets of such Person or its Subsidiaries; and

(d)    other Indebtedness of the Borrower’s Subsidiaries so long as the aggregate outstanding amount of Priority Indebtedness at any time does not exceed 15% of Consolidated Tangible Assets.

7.07    Transactions with Affiliates. The Borrower shall not, and shall not permit any Subsidiary (other than any Allied Unrestricted Subsidiary, any Securitization Subsidiary or any Republic Insurance Entity) to, enter into any transaction with any Affiliate of the Borrower (other than another Subsidiary), except upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary.

7.08    Use of Proceeds. The Borrower shall not, and shall not permit any Subsidiary to, use any portion of any Loan, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Borrower or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, (iv) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, or (v) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

7.09    Restricted Payments. The Borrower shall not, and shall not permit any Subsidiary (other than any Allied Unrestricted Subsidiary, any Securitization Subsidiary or any Republic Insurance Entity), to make any Restricted Payment except that:

(a)    each Subsidiary may make Restricted Payments to the Borrower and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)    the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)    the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests; and

(d)    the Borrower may make any other Restricted Payment so long as (i) such Restricted Payment would not cause the Borrower to violate the financial covenant contained in Section 7.01 and (ii) no other Default would result therefrom.

7.10    ERISA. The Borrower shall not, and shall not permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in liability of the Borrower in an aggregate amount in excess of $100,000,000; or (b) engage in a transaction which could reasonably be expected to result in liability to the Borrower or any ERISA Affiliate in excess of $100,000,000 pursuant to Section 4069 or 4212(c) of ERISA.

7.11    Change in Business. The Borrower shall not, and shall not permit any Subsidiary to, engage in any material line of business other than those lines of business carried on by the Borrower and its Subsidiaries on the Effective Date and lines of business complementary thereto; provided that (i) in no event will the Borrower direct any Securitization Subsidiary to engage in any business other than Securitization Transactions permitted hereunder, (ii) in no event will the Borrower direct any Excluded Subsidiary to engage in any business other than the business carried on by such Subsidiary on the later of the Effective Date and the date that such Subsidiary is approved by the Administrative Agent as an Excluded Subsidiary, and (iii) the Borrower or its Subsidiaries may purchase or otherwise acquire all or substantially all of the assets of, or the Equity Interests of, any Person in unrelated businesses pursuant to an Investment permitted under Section 7.05 so long as the total aggregate consideration paid for such assets and/or Equity Interests during the term of this Agreement does not exceed $500,000,000; provided, however, that if only a portion of the assets acquired or only a portion of the Person’s business whose Equity Interests are acquired are deemed by the Borrower and the Administrative Agent to be an unrelated business, then only the allocable share of the aggregate consideration paid with respect to such unrelated business shall be included for purposes of this clause (iii).

7.12    Burdensome Agreements. The Borrower shall not, and shall not permit any Subsidiary (other than any Excluded Subsidiary) to, enter into any Contractual Obligation (other than this Agreement and any other Loan Document) that (a) limits the ability (i) of any Subsidiary (other than an Excluded Subsidiary) to make Restricted Payments to the Borrower or to otherwise transfer property to the Borrower, (ii) of any Subsidiary (other than an Excluded Subsidiary) to guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary (other than an Excluded Subsidiary) to create, incur, assume or suffer to exist Liens on property of such Person; or (b) requires the grant of a Lien to secure an obligation of such Person upon a Lien being granted to secure another obligation of such Person; except, in each case, (1) as required under applicable Requirements of Law, (2) as required under the Loan

Documents, (3) for Permitted Liens, (4) for restrictions in any other agreement governing other pari passu Indebtedness of the Borrower permitted hereunder (including any Senior Note Indenture and the Existing 2021 Credit Agreement) that is substantively similar to, or less restrictive than, the Senior Note Indentures or the Existing 2021 Credit Agreement that are in effect on the Effective Date, (5) for prohibitions on assignment or transfer contained in leases and (6) as set forth in Schedule 7.12.

7.13    Sanctions. The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, or otherwise) of Sanctions or any applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act or any regulations issued pursuant to it.

7.14    Anti-Corruption Laws. The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly use the proceeds of any Loan for any purpose which would breach any Anti-Corruption Laws.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01    Event of Default. Any of the following shall constitute an “Event of Default”:

(a)    Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document.

(b)    Representation or Warranty. Any representation or warranty by the Borrower or any Subsidiary made or deemed made herein or in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Borrower, any Subsidiary or any Responsible Officer furnished at any time under this Agreement or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made.

(c)    Specific Defaults. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.04(a), 6.13 or Article VII.

(d)    Other Defaults. The Borrower fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the date upon which written notice thereof is given to the Borrower by the Administrative Agent or any Lender.

(e)    Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment of Material Financial Obligations when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, but after giving effect to any applicable grace or cure period); or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition shall exist, under one or more agreements or instruments relating to Material Financial Obligations, if the effect of such failure, event or condition (after giving effect to any applicable grace or cure period) is to cause (or require), or to permit the holder or holders of such Material Financial Obligations or the beneficiary or beneficiaries of such Material Financial Obligations (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause (or require), such Material Financial

Obligations to become due and payable in an amount greater than or equal to $200,000,000 in any single instance (or to be purchased, repurchased or cash collateralized in an amount greater than or equal to $200,000,000 in any single instance) prior to the stated maturity thereof.

(f)    Insolvency, Voluntary Proceedings. The Borrower or any Subsidiary (i) ceases or fails to be Solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; provided that the foregoing shall not apply to the voluntary liquidation, dissolution or winding up of a Subsidiary permitted by Section 6.04.

(g)    Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Borrower or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process is issued or levied against a substantial part of the Borrower’s or any Subsidiary’s properties, and such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded, within 60 days after commencement, filing or levy; (ii) the Borrower or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding with respect to the Borrower or such Subsidiary; or (iii) the Borrower or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business.

(h)    ERISA. (i) Except as disclosed on Schedule 5.07, an ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $100,000,000; (ii) a contribution failure shall occur with respect to a Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA securing obligations in excess of $100,000,000; or (iii) the Borrower or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period (or any period during which (x) the Borrower is permitted to contest its obligation to make such payment without incurring any liability (other than interest) or penalty and (y) the Borrower is contesting such obligation in good faith and by appropriate proceedings), any installment payment with respect to its withdrawal liability under Section 4201 of ERISA or any contribution obligation under Section 4243 of ERISA, in each case under a Multiemployer Plan in an aggregate amount in excess of $100,000,000.

(i)    Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Borrower or any Subsidiary involving in the aggregate a liability (to the extent not covered by insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions of $200,000,000 or more, and the same shall remain unvacated and unstayed pending appeal for a period of 25 days after the entry thereof.

(j)    Change of Control. There occurs any Change of Control.

(k)    Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower or any of its Subsidiaries contests in any manner the validity or enforceability of any Loan Document; or the Borrower or any of its Subsidiaries denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document.

8.02    Remedies. If any Event of Default occurs, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders:

(a)    declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)    exercise on behalf of itself and the Lenders all other rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection (f) or (g) of Section 8.01 (in the case of clause (i) of subsection (g), upon the expiration of the 60-day period mentioned therein), the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, without further act of the Administrative Agent or any other Lender. The Administrative Agent shall promptly notify the Borrower of any declaration described in clause (a) or (b) of the preceding sentence, but failure to give any such notice shall not impair any such declaration or result in any liability to the Administrative Agent.

8.03    Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

8.04    Application of Receipts. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.12, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including reasonable fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01    Appointment and Authority. Each Lender hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article, except Section 9.06 hereof, are solely for the benefit of the Administrative Agent, the Lenders and the Borrower shall not have rights as a third party beneficiary of any of such provisions, except Section 9.06 hereof. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03    Exculpatory Provisions. The Administrative Agent or the Arranger, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent or the Arranger, as applicable:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)    shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, the Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;

(d)    shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender; and

(e)    shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06    Resignation of Administrative Agent.

(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity (other than as a Lender) hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

9.07    Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the co-documentation agents, sole lead arranger or sole bookrunner listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10    Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

9.11    Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender (the “Credit Party”), whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Credit Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE X.

MISCELLANEOUS

10.01    Amendments, Etc. Subject to Section 3.03(c), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders (or by the

Administrative Agent at the written request of the Required Lenders) and the Borrower, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)    waive any condition set forth in Section 4.02 without the written consent of each Lender;

(b)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)    postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)    reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(e)    (i) change Section 8.04 in a manner that would alter the pro rata sharing of payments or order of application required thereby or change Section 2.04 in a manner that would alter the pro rata treatment of reductions of the Aggregate Commitments (or any other provision hereof in a manner that would have the effect of altering the ratable reduction of Commitments or pro rata sharing of payments otherwise required hereunder) or (ii) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness or other obligation, in each case without the written consent of each Lender; or

(f)    change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately more adversely than other affected Lenders shall require the consent of such Defaulting Lender. Notwithstanding any provision herein to the contrary, if the Administrative Agent and the Borrower acting together identify any obvious ambiguity, omission, mistake, typographical error or other defect, in each case of a technical or immaterial nature, in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Administrative Agent and the Borrower, acting together, shall be permitted to amend, modify or supplement such provision to cure such obvious ambiguity, omission, mistake, typographical error or other defect, in each case of a technical or immaterial nature, and such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

10.02    Notices; Effectiveness; Electronic Communication.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)    if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent if confirmation of delivery has been received (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient and shall be deemed received upon the sender’s receipt of an acknowledgement as provided above, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor and such notice shall be deemed received upon the sender’s receipt of an acknowledgement as provided above.

(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)    Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, for purposes of United States Federal or state securities laws.

(e)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, except in the case of any of the foregoing persons who are seeking indemnification hereunder, to the extent such reliance resulted from such Person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03    No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of the Lenders; provided, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.11), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04    Expenses; Indemnity; Damage Waiver.

(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, including the reasonable fees and expenses of attorneys who may be employees of the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, including the reasonable fees and expenses of any attorney who may be an employee of any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative

Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that are actual losses, claims, or damages arising and resulting from any non-Tax claim.

(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e)    Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)    Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06    Successors and Assigns.

(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund no minimum amount need be assigned; and

(B)    In any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

provided, that, notwithstanding the foregoing, assignment by BNP Paribas to Bank of the West or BNP Paribas Fortis shall not require any consents described in clauses (A) through (D) of this subsection (b)(iii), so long as Bank of the West or BNP Paribas Fortis, as applicable, is a wholly-owned Subsidiary of BNP Paribas.

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)    No Assignment to Borrower and Defaulting Lender. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).

(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned and assumed by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.    The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender, that is not a Defaulting Lender, may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Defaulting Lender, a Disqualified Lender, the Borrower or any

of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or another central banking authority having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.07    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives on a need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section and which gives the Borrower the right to enforce such confidentiality provisions, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower or any of its Subsidiaries. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed reasonable compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities laws.

10.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after giving prior written notice to the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff hereunder, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10    Counterparts; Integration; Effectiveness. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13    Replacement of Lenders; Termination of Commitments.

(a)    If (i) any Lender (or any Participant) requests compensation under Section 3.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) any Lender is a Defaulting Lender, or (iv) any Lender fails to approve any amendment, waiver or consent requested by the Borrower pursuant to Section 10.01 that has received the written approval of not less than the Required Lenders but also requires the approval of such Lender, then the Borrower may elect, by delivering written notice to such Lender and the Administrative Agent, to either replace such Lender at its sole expense and effort in accordance with subsection (b) below or terminate all of the Commitments of such Lender in accordance with subsection (c) below.

(b)    If the Borrower elects to replace a Lender in accordance with subsection (a) above, such Lender shall be required to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), within 10 Business Days after receipt by such Lender of the Borrower’s written notice of such election, all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee identified by the Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)    the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b) (unless waived by the Administrative Agent);

(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)    in the case of any such assignment resulting from the refusal of a Lender to approve a requested amendment, waiver or consent, the Person to whom such assignment is being made has agreed to approve such amendment, waiver or consent; and

(v)    such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c)    If the Borrower elects to terminate the Commitments of a Lender in accordance with subsection (a) above, all of the Commitments of such Lender shall be terminated immediately (with the Aggregate Commitments reduced in a like amount on a non-pro rata basis) upon the later of (i) the date of the receipt by the Administrative Agent and such Lender of the Borrower’s written notice of such election and (ii) the date that the Borrower has repaid all of the accrued fees and all other amounts payable to such Lender hereunder and under the other Loan Documents (which payments may be applied to fees and other obligations of such Lender on a non-pro rata basis with payments made to the other Lenders).

10.14    Governing Law; Jurisdiction; Etc.

(a)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)    SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)    WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY HERETO IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS.

10.15    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON

CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger, co-documentation agents and Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arranger, co-documentation agents and Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates or any other Person and (B) neither the Administrative Agent, the Arranger, co-documentation agents nor Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents and (iii) the Administrative Agent, the Arranger, co-documentation agents and Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, the Arranger, co-documentation agents nor Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger, co-documentation agents and/or the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17    Electronic Execution; Electronic Records; Counterparts.    This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Borrower and each of the Administrative Agent and each Credit Party agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent shall have no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrower and/or any Credit Party without further verification and (b) upon the request of the Administrative Agent or any Credit Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

The Borrower hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement or any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) any claim against the Administrative Agent, each Credit Party and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Credit Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.18    USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower, tax identification number and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.20    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)    As used in this Section 10.20, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

10.21    ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Remainder of page is intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

REPUBLIC SERVICES, INC.

By:	/s/ Calvin R. Boyd

Name:	Calvin R. Boyd
Title:	Vice President, Finance and Treasurer

Republic Services, Inc.

Term Loan Credit Agreement

Signature Page

BANK OF AMERICA, N.A., as
Administrative Agent

By:	/s/ Michael Contreras

Name:	Michael Contreras
Title:	Director

Republic Services, Inc.

Term Loan Credit Agreement

Signature Page

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Michael Contreras

Name:	Michael Contreras
Title:	Director

Republic Services, Inc.

Term Loan Credit Agreement

Signature Page

BNP PARIBAS, as a Lender

By:	/s/ Christopher Sked

Name:	Christopher Sked
Title:	Managing Director

By:	/s/ Nicholas Doche

Name:	Nicholas Doche
Title:	Vice President

Republic Services, Inc.

Term Loan Credit Agreement

Signature Page

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jonas R. Berglund

Name:	Jonas R. Berglund
Title:	Senior Vice President

Republic Services, Inc.

Term Loan Credit Agreement

Signature Page

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ Alkesh Nanavaty

Name:	Alkesh Nanavaty
Title:	Executive Director

Republic Services, Inc.

Term Loan Credit Agreement

Signature Page

THE BANK OF NOVA SCOTIA, as a Lender

By: /s/ Robb Gass
Name: Robb Gass
Title: Managing Director

Republic Services, Inc.

Term Loan Credit Agreement

Signature Page

TRUIST BANK, as a Lender

By: /s/ William P. Rutkowski
Name: William P. Rutkowski
Title: Director

Republic Services, Inc.

Term Loan Credit Agreement

Signature Page

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By: /s/ Kara R. Van Duzee
Name: Kara R. Van Duzee
Title: Vice President

Republic Services, Inc.

Term Loan Credit Agreement

Signature Page

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ Gregory Strauss
Name: Gregory Strauss
Title: Managing Director

Republic Services, Inc.

Term Loan Credit Agreement

Signature Page

SCHEDULE 1.01(a)

ALLIED UNRESTRICTED SUBSIDIARIES

Global Indemnity Assurance Company

Saguaro National Captive Insurance

Company BFI Trans River (LP), Inc.

Consolidated Processing, Inc.

SCHEDULE 1.01(b)

EXCLUDED SUBSIDIARIES

3G&L

Kent-Meridian Disposal Company

Roosevelt Associates

Agromin OC, LLC

Bloomington Haulers, LLC

Champlin Refuse, Inc.

Continental Waste Industries-Gary, Inc.

Modern-Mallard Energy, LLC

Prichard Landfill Corporation

Global Indemnity Assurance Company

Saguaro National Captive Insurance Company

BFI Trans River (LP), Inc.

Consolidated Processing, Inc.

Bom Ambiente Insurance Company

Republic Services Risk Management, Inc.

RSG Cayman Group, Inc.

Browning-Ferris Industries de Mexico, S.A. de C.V.

Republic Services of British Columbia, Inc.

Republic Services of Canada, Inc.

Republic Transportation Services of Canada, Inc.

VHG, Inc.

Warner Hill Development Company

Schedule 1.01(b) – Excluded Subsidiaries

SCHEDULE 1.1(c)

DISQUALIFIED LENDERS

•	Avalon Holdings Corporation (AWX)

•	BioMedical Technology Holdings, Inc. (BMTL)

•	Casella Waste Systems, Inc. (CWST)

•	Clean Harbors, Inc. (CLH)

•	Commodore Applied Technologies, Inc. (CXIA.PK)

•	Covanta Holding Corporation (CVA)

•	Darling International Inc. (DAR)

•	Ecology and Environment, Inc. (EEI)

•	Energy Capital Partners LLC (Private)

•	GFL Environmental Inc. (GFL)

•	GreenShift Corporation (GERS.OB)

•	Heckmann Corporation (HEK)

•	Heritage-Crystal Clean, Inc. (HCCI)

•	Imperial Petroleum Recovery Corporation (IREC.PK)

•	Metech Recycling (CERZF)

•	OP-TECH Environmental Services, Inc. (OPST.PK)

•	PDG Environmental, Inc. (PDGE.PK)

•	Perma-Fix Environmental Services, Inc. (PESI)

•	Pope Resources (POPE)

•	Sharps Compliance Corp. (SMED)

•	Stericycle, Inc. (SRCL)

•	Titan Technologies, Inc. (TITT.PK)

•	Transtech Industries, Inc. (TRTI.PK)

•	TRC Companies, Inc. (TRC)

•	Tri-Tech Holding Inc. (TRITF)

•	US Ecology, Inc. (ECOL)

•	Veolia Environmental SA (VEOEY)

•	Vertex Energy, Inc. (VTNR)

•	Waste Connections, Inc. (WCN)

•	Waste Management, Inc. (WM)

•	Macquarie Infrastructure Partners (f/k/a WCA Waste Corporation)

Schedule 1.01(c) – Disqualified Lenders

SCHEDULE 2.01

COMMITMENTS AND

APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$195,000,000.00	19.500000000%
BNP Paribas	$115,000,000.00	11.500000000%
PNC Bank, National Association	$115,000,000.00	11.500000000%
Sumitomo Mitsui Banking Corporation	$115,000,000.00	11.500000000%
The Bank of Nova Scotia	$115,000,000.00	11.500000000%
Truist Bank	$115,000,000.00	11.500000000%
U.S. Bank National Association	$115,000,000.00	11.500000000%
Wells Fargo Bank, National Association	$115,000,000.00	11.500000000%
Total	$1,000,000,000.00	100.000000000%

Schedule 2.01 – Commitments and Applicable Percentages

SCHEDULE 5.07

ERISA MATTERS

Two Hundred Fifty One Million Six Hundred Seventy Six Thousand and Nine Hundred and Forty Three Dollars ($251,676,943) in charges have been taken in prior fiscal quarters in connection with the Central States, Southeast & Southwest Areas Pension Fund, Union de Tronquistas De Puerto Rico Local 901 Pension Plan, Local 705 International Brotherhood of Teamsters Pension Fund, Western Conference of Teamsters Pension Plan, Industrial Employers and Distributors Association Retirement Plan, New England Teamsters & Trucking Industry Pension, and New York State Teamsters Conference Pension & Retirement Fund withdrawal liabilities.

Borrower may incur further withdrawal liabilities not to exceed Three Hundred Fifty Million Dollars ($350,000,000) in the aggregate during the term of the Credit Agreement for its possible withdrawal from the following Multiemployer Plans:

Local No. 731, I.B. of T. Pension Fund

Western Metal Industry Pension Plan

Teamsters Employers Local 945 Pension Fund

Operating Engineers Local 324 Pension Fund

Suburban Teamsters of Northern Illinois Pension

Plan Automotive Industries Pension Plan

New York State Teamsters Conference Pension & Retirement

Fund Western Pennsylvania Teamsters and Employers Pension

Fund Pension Trust Fund for Operating Engineers

Union De Tronquistas De Puerto Rico Local 901 – Pension Plan

Teamsters Pension Trust Fund of Philadelphia and Vicinity

LIUNA National (Industrial) Pension Fund

Automobile Mechanics’ Local No. 701 Pension Fund

Western States Office and Professional Employees Pension Fund

Automotive Machinists Pension Plan

Operating Engineers Construction Industry and Miscellaneous Pension Fund

Local 705 International Brotherhood of Teamsters Pension Fund

Western Conference of Teamsters Pension Plan

Teamsters Union No. 142 Pension Fund

Central Pension Fund of the IUOE & Participating Employers

Midwest Operating Engineers Pension Trust Fund

Schedule 5.07 – ERISA Matters

IAM National Pension Fund

Recycling and General Industrial Union Local 108 Pension Fund

Indiana Teamsters Pension Plan

Operating Engineers Pension Trust

Locals 302 & 612 of the IUOE - Employers Construction Industry Retirement Plan

Operating Engineers Local 37 Pension Fund

IUOE Local 542 Pension Fund

Operating Engineers Local No. 825 Pension Fund

For the avoidance of doubt, this Schedule 5.07 shall constitute notice under Section 6.03(c) of the Borrower’s withdrawal from such Multiemployer Plan and Borrower’s incurrence of such liabilities.

Schedule 5.07 – ERISA Matters

SCHEDULE 5.12

ENVIRONMENTAL MATTERS

None.

Schedule 5.12 – Environmental Matters

SCHEDULE 5.16

MATERIAL SUBSIDIARIES

Allied Waste Industries, LLC

Allied Waste North America, LLC

Allied Waste Services of North America, LLC

Allied Waste Systems, Inc.

Allied Waste Transportation, Inc.

AWIN Management, Inc.

BFI Waste Services, LLC

Browning-Ferris Industries, LLC

Schedule 5.16 – Material Subsidiaries

SCHEDULE 7.02

EXISTING LIENS

None.

Schedule 7.02 – Existing Liens

SCHEDULE 7.06

EXISTING SUBSIDIARY INDEBTEDNESS

Subsidiary	Issued	Outstanding	Coupon	Maturity
Browning-Ferris Industries, LLC	$400,000,000	$148,052,000	7.400%	9/15/2035

Schedule 7.06 – Existing Subsidiary Indebtedness

SCHEDULE 7.12

EXISTING BURDENSOME AGREEMENTS

None.

Schedule 7.12 – Existing Burdensome Agreements

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

BORROWER:

Republic Services, Inc.

18500 North Allied Way

Phoenix, Arizona 85054

Attention: Calvin R. Boyd

                 Vice President, Finance and Treasurer

Telephone: 480.477.5065

Electronic Mail: cboyd2@republicservices.com

Website Address: www.republicservices.com

with a copy to:

Quarles & Brady LLP

One Renaissance Square

Two North Central Avenue

Phoenix, Arizona 85004

Attention: Kevin Walsh, Partner

Electronic Mail: kevin.walsh@quarles.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A.

2380 Performance Dr., Building C

Mail Code: TX2-984-03-23

Richardson, Texas 75082

Attention:          Gita Pandey

Telephone:        214-209-2984

Telecopier:        214-290-8350

Electronic Mail: gita.pandey@bofa.com

Wire Instructions:

Bank of America, N.A.

New York, New York

ABA #026009593

Account #1366072250600

Attn:   Wire Clearing Acct for Syn Loans - LIQ

Ref:   Republic Services, Inc.

Schedule 10.02 – Administrative Agent’s Office; Certain Addresses for Notices

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

900 West Trade Street

Mail Code: NC1-026-06-03

Charlotte, North Carolina 28255

Attention:           Mollie S. Canup

Telephone:         980.387.5449

Telecopier:         704.409.0011

Electronic Mail: mollie.s.canup@bofa.com

All Notices to Portfolio/Credit Contact:

Bank of America, N.A.

540 W. Madison Street

Mail Code: IL4-540-22-23

Chicago, Illinois 60661

Attention:           Michael Contreras

                            Director

Telephone:         312.992.3882

Electronic Mail: michael.contreras@bofa.com

Schedule 10.02 – Administrative Agent’s Office; Certain Addresses for Notices

EXHIBIT A

FORM OF LOAN NOTICE

Date:                         ,

To:      Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Credit Agreement, dated as of April 29, 2022 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Republic Services, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned hereby requests (select one):

☐ A Borrowing of Loans

☐ A conversion or continuation of Loans

1.    On                                                       (a Business Day).

2.    In the amount of $                                .

3.    Comprised of                                                              .

[Type of Loan requested]

4.    For Term SOFR Loans: with an Interest Period of [    ] months.

REPUBLIC SERVICES, INC.

By:
Name:
Title:

Exhibit A

Form of Loan Notice

EXHIBIT B

FORM OF NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                                      or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Term Loan Credit Agreement, dated as of April 29, 2022 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

[Remainder of page intentionally left blank; signature page follows]

Exhibit B

Form of Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

REPUBLIC SERVICES, INC.

By:
Name:
Title:

Exhibit B

Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit B

Form of Note

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     ,

To:          Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Credit Agreement, dated as of April 29, 2022 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Republic Services, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                                   of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.        The Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.        The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present, in accordance with GAAP (subject to the absence of footnotes and to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Borrower and its Subsidiaries as of such date and for such period.

2.        The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by such financial statements.

3.        A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

--or--

Exhibit C

Form of Compliance Certificate

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.        The representations and warranties of the Borrower contained in Article V of the Agreement, and any representations and warranties of the Borrower that are contained in any Loan Document or other document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Certificate, the representations and warranties contained in subsection (a) of Section 5.11 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clause (a) of Section 6.01 of the Agreement, including the statements in connection with which this Certificate is delivered.

5.        The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                             ,         .

REPUBLIC SERVICES, INC.

By:

Name:
Title:

Exhibit C

Form of Compliance Certificate

For the Quarter/Year ended                                  (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I.	Subsection 7.01: Total Debt to EBITDA Ratio

	A.	Total Debt as of last day of Computation Period:		$

	B.	Restricted Cash as of last day of Computation Period:		$

	C.	Outstanding tax-exempt bonds that are included in Total Debt and that are held by the Borrower or a Subsidiary as an Investment included on the balance sheet of the Borrower or a Subsidiary pending the remarketing or repayment thereof as of the last day of the Computation Period:		$

	D.	Line I.A. minus Line I.B. minus Line I.C:		$

	E.	Consolidated EBITDA for Computation Period[2]:

		(1)	Consolidated Net Income for Computation Period:	$
		(2)	Consolidated Interest Expense for Computation Period:	$
		(3)	taxes on income for Computation Period:	$
		(4)	depreciation, amortization and depletion for Computation Period:	$
		(5)	accretion for Computation Period:	$
		(6)	loss on extinguishment of Indebtedness for Computation Period:	$
		(7)	non-cash charges incurred with respect to Borrower’s withdrawal liabilities disclosed on Schedule 5.07 during the Computation Period:	$
		(8)	non-cash write-downs or write-offs of assets, including non-cash losses on the sale of assets outside the ordinary course of business:	$
		(9)	Lines I.E.(1)+(2)+(3)+(4)+(5)+(6)+(7)+(8):	$

	F.	Line I.D. divided by Line I.E.(9):		to 1.00
(Line I.F must not be greater than 3.75 to 1.00, subject to the proviso in Section 7.01 of the Agreement)

2 To the extent that any Acquisition has been consummated during a Computation Period, Consolidated EBITDA shall be computed on a pro forma basis in accordance with Article 11 of Regulation S-X of the SEC or in a manner otherwise approved by the Administrative Agent only for the purpose of determining the Total Debt to EBITDA Ratio.

Exhibit C

Form of Compliance Certificate

EXHIBIT D-1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount and equal to the percentage identified below of all the outstanding rights and obligations under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]: [for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower: Republic Services, Inc., a Delaware corporation

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.

Credit Agreement:     Term Loan Credit Agreement, dated as of April 29, 2022, as amended, restated, extended, supplemented or otherwise modified in writing from time to time, among Republic Services, Inc., a Delaware corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent

Exhibit D-1

Form of Assignment and Assumption

6.	Assigned Interest:

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment /Loans Assigned	Percentage Assigned of Commitment/ Loans	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7.	Trade Date: ]

Effective Date:                         , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

Exhibit D-1

Form of Assignment and Assumption

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

Name:
Title:

[Consented to and] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:

Name:
Title:

[Consented to:]

REPUBLIC SERVICES, INC.

By:

Name:
Title:

Exhibit D-1

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

Term Loan Credit Agreement dated as of April 29, 2022, as amended, restated, extended, supplemented or otherwise modified in writing from time to time, by and among Republic Services, Inc., Bank of America, N.A., as Administrative Agent, and the Lenders party thereto from time to time

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.       Representations and Warranties.

1.1.    Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.    Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement and has received or has been accorded the opportunity to receive copies of the most recent financial statements referred to in Section 5.11 thereof or delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Exhibit D-1

Form of Assignment and Assumption

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit D-1

Form of Assignment and Assumption

EXHIBIT D-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

See attached.

Exhibit D-2

Form of Administrative Questionnaire

LSTA/LMA Standard Administrative Details Form

BORROWER DETAILS
Borrower Name Republic Services, Inc.
ENTITY DETAILS
Name
Body Text (ss, first line indent, 12 pt after)
MEI
Markit Entity ID
GIIN
FATCA Global Intermediary Identification Number (Optional)
CRN
UK Company Registration Number (Optional)
LEI
Legal Entity ID (Optional)
Entity Type
Type of lender. If lender/entity type does not appear in list, you may provide your own value.
Address (of Lending Office):
Registered address of lending office, including country of domicile.
Signature Block:
Signature Block as it would appear on settlement documentation. E.g. (for separately managed account): ABC Fund by 123 Asset Management as Advisor
Fund Manager
MEI
Markit Entity ID
Lender Parent
Name of legal parent if different from lender entity. (Optional)
MEI
Markit Entity ID
NOTICE/SERVICING MESSAGE DELIVERY INSTRUCTIONS
Firm
Name of Company
Fax
Fax Number
Email
Email Address
Email Pfd.
Firm
Name of Company
Fax
Fax Number
Email
Email Address
Email Pfd.
STANDARD SETTLEMENT INSTRUCTIONS / WIRING INSTRUCTIONS
Currency
Applicable Currency.
Account With Institution
Name of Beneficiary’s Bank (usually custodian/trustee)
SWIFT BIC
8/11-Character BIC of Beneficiary’s Bank
ABA#
Routing # or UK Sort Code of Beneficiary’s Bank (optional)
Beneficiary Customer
Name of Ultimate Beneficiary (Lender)
Beneficiary Account #
Account # of Ult. Beneficiary
IBAN
IBAN of Ultimate Beneficiary (opt)
Payment Reference
(Remittance Info)
Use Standard Wire Reference Format*:
[Borrower Name]
[Facility Name/Abbr.] [Facility/Deal CUSIP/ISIN]
[Payment Purpose(s)] [Transaction Reference ID]
Special Instructions
Template above can be used for wire instructions where receiving bank is custodian/trustee, and lender has dedicated account. Additional templates provided at Appendix A.
SERVICE PROVIDERS & THIRD-PARTY DATA ACCESS
Doc. Delivery
Recon & Inventory
Role
Custodian/Trustee
Name
Name of Company
MEI
Markit Entity ID
☐
☐
Role
Relationship to lender.
Name
Name of Company
MEI
Markit Entity ID
☐
☐

CREDIT CONTACTS (LEGAL DOCUMENTATION, AMENDMENTS & WAIVERS)
Name
Name of group or individual.
Select group or Individual
Firm
Firm with which contact is affiliated.
Address: Registered address of contact’s office (if different than the lender’s office), including country of domicile.
Phone
Fax
Email
☐ Data Room Access
Pfd. Contact Method
Preferred contact method for inquiries.
Copy and paste section above to add any additional contacts. It is recommended that at least one of the contacts be a group.
OPERATIONS CONTACTS (INQUIRIES ONLY)
Name
Name of group or individual.
Select group or Individual
Firm
Firm with which contact is affiliated.
Address: Registered address of contact’s office (if different than the lender’s office), including country of domicile.
Phone
Fax
Email
☐ Settlements ☐ Servicing ☐ SSI Verification ☐ KYC
Pfd. Contact Method
Preferred contact method for inquiries.
Copy and paste section above to add any additional contacts. It is recommended that at least one of the contacts be a group.
OPERATIONS CLOSER CONTACTS
Name
Name of group or individual.
Select group or Individual
Firm
Firm with which contact is affiliated.
Address: Registered address of contact’s office (if different than the lender’s office), including country of domicile.
Phone
Fax
Email
☐ Settlements ☐ Servicing ☐ SSI Verification ☐ KYC
Pfd. Contact Method
Preferred contact method for inquiries.
Copy and paste section above to add any additional contacts. It is recommended that at least one of the contacts be a group.

LETTER OF CREDIT CONTACTS
Name
Name of group or individual.
Select group or Individual
Firm
Firm with which contact is affliated.
Address: Registered address of contact’s office (if different than the lender’s office), including country of domicile.
Phone
Phone Number (opt. for groups)
Fax
Fax Number
Email
Email Address
Pfd. Contact Method
Preferred contact method for inquiries.
Copy and paste section above to add any additional contacts. It is recommended that at least one of the contacts be a group.
ADDITIONAL ENTITY DETAILS & KYC INFORMATION
Country of Incorporation
Country of Incorporation of lender
Country of Tax Residence
Country of Residence of lender for tax purposes
EIN
US Employee ID Number
UK Treaty Passport #
UK Treaty Passport #
US Tax Form
Type of tax form used/attached
UK Treaty Passport Expiry Date
UK Treaty Passport Expiry Date
Entity Referenced As
Primary Entity
CURRENCIES AND JURISDICTIONS FOR MULTICURRENCY TRANSACTIONS INFORMATION
PLEASE CHECK BOX OF THE CURRENCIES YOUR INSTITUTION CAN FUND UNDER THIS TRANSACTION:
☐
☐
☐
☐
☐
☐
☐
☐
☐
☐
☐
☐
PLEASE CHECK BOX IF YOUR INSTITUTION IS LICENSED TO FUND TO BORROWERS LOCATED IN THE FOLLOWING COUNTRIES:
☐
☐
☐
☐
☐
☐
☐
☐
☐
☐
☐
☐

Appendix A: Additional Wire Instruction Templates and Bank of America USD / FX Wire Instructions:

Template below can be used for wire instructions where recipient is intermediary bank with nostro account for custodian and the Lender does not have a dedicated account. Lender may copy and paste the template below as many times as necessary to capture various currency remittance instructions.

Lender’s Payment Instructions:

Please input payment instructions for each respective currency referenced in CURRENCIES AND JURISDICTIONS FOR MULTICURRENCY TRANSACTIONS INFORMATION section above. If your respective institution is unable to fund any of the currencies noted, please notify Administrative Agent immediately.

Bank of America’s Payment Instructions:

USD Payment Instructions:

Pay to:     Bank of America, N.A.

ABA # 026009593

New York, NY

Account #: 1366072250600

Attn: Wire Clearing Acct for Syn Loans - LIQ

 Ref: Republic Services, Inc.

Foreign Currency Payment Instructions:

Appendix B: Lender’s Organizational Structure and Tax Status:

Please refer to the enclosed withholding tax instructions below and then complete this section accordingly.

Lender Taxpayer Identification Number (TIN):

Tax Withholding Form Delivered to Bank of America (circle applicable one):

W-9         W-8BEN         W-8BEN-E     W-8ECI         W-8EXP     W-8IMY

Tax Contact:

First:                                                           MI:                                                 Last:

Title:

Street Address:

Suite/ Mail Code:

City:                                                           State:

Postal Code:                                               Country:

Telephone:                                                 Facsimile:

E-Mail Address:

SyndTrak E-Mail Address:

NON–U.S. LENDER INSTITUTIONS

1.	Corporations:

If your institution is organized outside of the United States, is classified as a Corporation or other non-flow through entity for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting (and a U.S. Tax Compliance Certificate if applicable)) or Form W-8BEN-E, b.) Form W-8ECI (Certificate of Foreign Person’s Claim that Income is Effectively Connected with the Conduct of a Trade or Business in the United States), or c.) Form W-8EXP (Certificate of Foreign Government or Other Foreign Organization for United States Tax Withholding and Reporting).

A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI. It is also required on Form W-8BEN or Form W-8BEN-E for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution.

2.	Flow-Through Entities

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding and Reporting) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification).

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement. Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

*Additional guidance and instructions as to where to submit this documentation can be found at this link:

EXHIBIT E-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of April 29, 2022 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Republic Services, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BENE (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:                      , 20[  ]

Exhibit E-1

Form of U.S. Tax Compliance Certificate

EXHIBIT E-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of April 29, 2022 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Republic Services, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BENE (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date:                      , 20[  ]

Exhibit E-2

Form of U.S. Tax Compliance Certificate

EXHIBIT E-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of April 29, 2022 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Republic Services, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BENE (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BENE (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:

Title:

Date:                      , 20[  ]

Exhibit E-3

Form of U.S. Tax Compliance Certificate

EXHIBIT E-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of April 29, 2022 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Republic Services, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BENE (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BENE (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:

Title:

Date:                      , 20[  ]

Exhibit E-4

Form of U.S. Tax Compliance Certificate

EXHIBIT F

FORM OF NOTICE OF LOAN PREPAYMENT

Date:                         ,             3

To:         Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Credit Agreement dated as of April 29, 2022 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Republic Services, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The Borrower hereby requests to prepay4:

Requested Amount	Base Rate Loan or Term SOFR Loan	For Term SOFR Loans Interest Period (e.g. 1, 3 or 6 month interest period)

REPUBLIC SERVICES, INC.

By:
Name:
Title:

3           Note to Borrower. All prepayments submitted under a single Notice of Loan Prepayment must be effective on the same date. If multiple effective dates are needed, multiple Notice of Loan Prepayment will need to be prepared and signed.

4           Note to Borrower. Complete a new row for each Borrowing being prepaid.

Exhibit F

Form of Notice of Loan Prepayment